Launch Cart

Launch Cart™ has a vision for eCommerce and digital marketing with the goal to disrupt the drop-shipping vertical and create a new category called "On-Demand eCommerce." Our plan includes a eCom SaaS platform, a B2B product sourcing marketplace and banking as a service w/ a split payment solution.


LAUNCH cart
Changing the Game for Entrepreneurs: The Future is... "OnDemand eCommerce"!
Bernt Ullmann
CBA
Greg Writer
CEO
Percy "Master P" Miller
Chairman

Invest

$99.75 minimum investment

DEADLINE: January 12, 2024

in 2 months

SHARE PRICE

$1.75

TOTAL RAISED

$0

VALUATION

$21,866,133

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION


Why...
LAUNCH cart
The Future Of
eCommerce is "On-Demand"
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We're excited to introduce a transformative vision for eCommerce and digital marketing with the goal to disrupt the drop-shipping vertical and create a new category called "On-Demand Ecommerce." This innovation is structured around a three-pronged approach, addressing the challenges faced by entrepreneurs, small business owners, brands and manufacturers alike.

Our vision includes a tech stack that includes Launch Cart and eCommerce SaaS platform, the Source & Sell Marketplace a B2B product sourcing marketplace and banking as a service with a split payment merchant account payment solution.

Our three-pronged approach is designed to provide a comprehensive and streamlined solution. At the core of our platform, we offer an eCommerce-enabled website builder ***(Launch Cart eCom)*** empowering users to create online stores and find products to sell on a drop ship, on-demand, basis utilizing print on demand, and manufacture on demand providers.


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The Easiest Way to Sell Online
Launch Cart was created to be the easiest and most feature packed eCommerce platform on the net.
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Try our FREE Launch Cart plan and launch & customize your store today. No credit card is required. It's free forever!
$50,000
Total Revenue
+2.0%
Growth

Seamlessly integrated into this system is ***Launch Cart CRM***, our essential customer relationship management system and digital marketing tools, including email marketing, SMS text message marketing, reputation management, sales and pipeline management, membership site creation, blogging, funnels and split testing and calendar scheduling. This enables businesses to effectively manage and engage with their customers and build lasting relationships that may increase the lifetime value of the customer.

In addition to a user-friendly interface and powerful digital marketing tools, our platform is planned to include a robust product sourcing marketplace, the ***Source & Sell Marketplace™***. This is where sellers can effortlessly find the right products "on-demand" to sell from their store as an affiliate and earn commissions on every sale. This model is designed to eliminate the need to invest in inventory, deal with warehousing, supply side management or handle the pick pack and fulfillment of products sold from their website.

SOURCE & SELL MARKETPLACE

But most importantly with our planned fintech component and cutting-edge "Banking as a Aervice" features that includes a split payment merchant payment system we eliminate the burden for online sellers to pay for cost of goods, deal with tax collection and payments to various city and state governments while offering typical banking services to our customers.

By combining these elements, we aim to offer an unparalleled level of efficiency and convenience, alleviating the challenges that have traditionally hindered success in the competitive online market and specifically the drop shipping vertical.

With "On-Demand Ecommerce," we can not only transform the way businesses thrive in the digital world, but also set new industry standards.

Embrace this revolutionary solution and join us in shaping the future of eCommerce and digital marketing, making success more accessible and achievable for every aspiring entrepreneur. Together, let's embark on a journey towards a simpler, more effective, and prosperous online business landscape.

Watch this video from our Chairman:


p miller


LAUNCHED
LAUNCH cart
LAUNCH cart CRM
The Last Software You Will Ever Need To Run Your Business
LAUNCH ACADEMY
Launch Leads
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LaunchADS.AI
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IN DEVELOPMENT
SOURCE & SELL
MARKETPLACE
BANKING
AS A SERVICE

SUCCESS TO DATE

- **46,138 stores** have been built on the platform since the launch of our MVP
- **$1,029,713 gross dollar volume** of sales on the platform
- Officially launched **SaaS** on Feb. 2nd, 2022
- Launched our **"Agency Certification Program"** in June 2022 and have onboarded 63 agencies
- Multiple "eCommerce Influencers" **endorsements** and over twenty-nine **5 star reviews** on Google See:
  – Is Launch Cart Better Than Shopify For Print On Demand Sellers?
  – Launch Cart Review + Tutorial for Print On Demand Sellers
  – How To Build A Print On Demand Online Store with Launch Cart - w/ Greg Writer
  – Onstage Shoutout For Launch Cart
  – Josh Marsden Endorsement of Launch Cart
  – Launch Cart Testimonies Playlist

PROBLEM

In the world of eCommerce and digital marketing entrepreneurs and small business owners face a myriad of challenges that can make the path to success feel like an uphill battle.

At Launch Cart, we understand the pain points entrepreneurs encounter when building an online business, and we're here to provide solutions that simplify the process, dramatically lowering the barrier of entry and may maximize the profits for every seller.

Traditional eCommerce platforms, such as Shopify, WooCommerce, and Big Commerce, require significant time and financial investment to access what we call "must have" features that we believe are critical for success. These "must-have" features that other platforms charge extra money for include features like; collecting customer reviews, a checkout page editor to increase trust, the ability to create promotional bars to make announcements, name acquisition forms to build prospect lists, order bumps and upsell technology to increase average order value are all included in the core functionality of Launch Cart.

Moreover, piecing together the necessary tools for building a thriving online business becomes a complex puzzle. Entrepreneurs often find themselves juggling multiple platforms for email marketing, SMS text messaging, reputation management, social media marketing, membership sites, eCommerce, calendar scheduling, landing pages, funnels, workflows, and triggers.

Each of these tech platforms comes with its own cost and integrating them efficiently with each other can be overwhelming for those with limited technical expertise. But the challenges don't end there. Once the tech stack is in place, entrepreneurs must tackle the daunting task of sourcing products and ensuring smooth order fulfillment. This step alone can be a significant deterrent to entering the eCommerce space. Inventory costs, supply side management, warehousing and accounting all pay a role that inevitably cuts into profits. **We believe we have the vision for a better solution.**

SOLUTION

With Launch Cart, all this functionality is beautifully integrated and instantly available to all online sellers. Launch Cart offers an all in one solution for eCommerce, customer relationship management and digital marketing tools.

At Launch Cart™, we aim to empower entrepreneurs by offering an all-in-one solution that eliminates the hassle and simplifies the journey to eCommerce and digital marketing success. Our user-friendly platform is designed to provide the essential tools and features they need, saving time and money while increasing your revenue and profit potential. Say goodbye to the complexities and hello to a seamless on-demand eCommerce.

Our integrated Source & Sell Marketplace™ can allow product sourcing & fulfillment "On-Demand", eliminating inventory costs and supply chain challenges for sellers. Our Banking as a Service, split payment features can ensure goods are automatically paid for at the point of purchase, eliminating the financial and accounting burdens of paying for inventory for every transaction.

- SPEED - Entire Collections with a click of a button added to a Launch Cart Store. Entire stores built in hours!

- PAYMENT - Funds transferred to brand/manufacturer at the point of sale.

- BRAND PROTECTION - Lock titles, descriptions, photos, and prices to protect the brand!

UNPARALLELED DATA - Customer data, sales data & analytics from all sellers, platform-wide!



Grow Faster With...
LAUNCH cart CRM
The Last Software You Will Ever Need To Run Your Business
The all-in-one automation machine to capture, nurture and close more leads!
Texting
Email
Dialer
MAR
21
Appointments
ebook
Messenger
Landing Pages
Website
Phone App

BUSINESS MODEL

Our business model consists of 3 primary income streams:

1. The first is the typical Software As A Service (SaaS) model with plans starting as low as $27.00 per month and going to as high as $497 per month. In addition we do offer a FREEmium plan to lower the barrier of entry for newbies and take 6% of gross sales.
2. The second primary income stream is planned to be from selling training and certification programs, digital content with no cost of goods. Management plans to focus on these digital products as products we can offer in our online customer acquisition strategy and literally make money acquiring customers for our SaaS plans.
3. Our third revenue stream is planned to start when we launch the Source & Sell Marketplace™ where we plan to charge transaction fees on all sales generated from products sourced from the marketplace. Management believes these transaction fees may vary from 3%-15% on wholesale cost of goods.

> **"The global print-on-demand market size is valued at $6.18 billion in 2022 and is expected to expand at a compound annual growth rate (CAGR) of 26.1% from 2022 to 2030."**
>
> ---
> *Grand View Research*

MARKET

The global eCommerce growth rate for 2022 was forecast at 12.2%, bringing global eCommerce sales worldwide to $5.542 trillion. This represents a deceleration from 2020's growth rate of 26.4%, which was also the largest year-over-year increase and can be attributed to the coronavirus pandemic. eCommerce sales growth worldwide is expected at 11% in 2023, a 1.2% point dip from 2022. This may fall to 10% in 2024 and further to 9.2% in 2025.

Despite the falling growth rates, the eCommerce share of retail sales is expected to increase. In 2022, this figure is forecast to 20.3% and may increase to 23.6% by 2025. Recent eCommerce sales growth statistics analyzing increase rates in the largest eCommerce markets show that the online shopping trend is expected to grow 50% in the US in the next few years.

eCommerce sales are forecast to increase by 50% from $907.9 billion in 2022 to $1.4 trillion in 2025.

PRESS

- **U.S. Business News**
  Launch Cart Announces the Launch of Launch Academy
- **AP News**
  Launch Cart CRM Sets a New Standard for Small Business Success
- **Digital Journal**
  Master P's Tech Company Launches An AI Product Description Tool for Sellers
- **NTD**
  Launch Cart Takes on Shopify
- **Yahoo! Finance**
  Percy 'Master P' Miller Appointed Chairman of The Board for Launch Cart, Inc

TEAM



Percy Miller
Chairman

Percy Miller is a successful entrepreneur, investor, and business leader. He is the founder of P. Miller Enterprises and No Limit Records, which has sold over 100 million albums, and has been involved in numerous business ventures, including telecommunications, real estate, movies, food, and apparel. His most important endeavor is philanthropy; he founded the You Are Not Alone Foundation and the Team Hope Foundation, servicing at-risk youth and senior citizens in communities across the USA.



Bernt Ullmann
Board Member

Often hailed as "The Man Behind The Brands," Bernt has driven brands like FUBU International to $400 million in annual sales and masterminded monumental deals, including the one between Kohl's and Jennifer Lopez. Trusted by moguls like Daymond John and Tommy Hilfiger, his branding genius has contributed to over $6 billion in global sales.



Greg Writer
CEO & Founder

Often dubbed "The Entrepreneur's Best Friend," Greg started as the youngest owner of a full-service investment bank at 21. With a hand in over $100 million in financing and decades of corporate experience, he founded Launch Cart, revolutionizing e-commerce for celebrities and influencers. Today, as a digital marketing guru, Greg continues to empower entrepreneurs through eCommerce. Author of *Saving America One Crowd At A Time*, a book on crowdfunding, published in 2015.



Jeff Barnes
COO

Jeff Barnes, a former US Navy Nuclear power plant operator and diver, transitioned his leadership skills to the corporate world, excelling in risk management and strategic partnerships. As CEO of Angel Investors Network, he's advised over 1,000 companies and facilitated $50 million in investments. Holding an MBA from the University of Washington, Jeff continues to mentor emerging entrepreneurs and professionals.



Joshua Writer

Director of Technology

Joshua Writer has served as the President and Board Member of the company since its formation on August 6th, 2019. From 2014-2018, Mr. Writer operated ValueAddon.com, an educational software company he founded that allows content creators to create, publish, and sell educational online courses. Value Addon launched with innovative software functionality that has made it one of the simplest and most user-friendly ways to publish training material online. From 2011-2013, Mr. Writer was the marketing director for a website he founded that later got rebranded to become GodFruits.com, which immediately shot to the top 5 Christian-based blogs on the Internet. GodFruits became so popular that it peaked the attention of former presidential primary candidate Mike Huckabee, who would later sign on to be the spokesperson for the site, even providing unique video commentary for the website's 200,000+ loyal subscribers and millions of yearly visitors and grew to over 1 million Facebook fans. Pre 2014: Before Joshua started managing software companies full time, he managed his own search engine optimization company and at the peak, developed over 800 unique domains highly optimized for their particular niches generating collective traffic in excess of 100,000+ visitors per day which turned into a lucrative partnership with Google and their Ad network.



Bertrand Nocella

Advisor

Bertrand is a Sr. UX developer for Google, having worked for Google for the past 15+ years. Mr. Nocella brings a very deep understanding of user experience and software development and is a great asset to Launch Cart's technical and software development team.



Kris Skrinak

AWS Machine Learning

Kris is the Global Machine Learning Technical Lead for the Amazon Partner Network ("APN"). He co-founded the Machine Learning group for the APN in 2017. Kris started his career as a Quantitative Strategist at Goldman Sachs, developed predictive maintenance apps as an AI Engineer at ATT, and prior to Amazon was a Computer Vision Architect at GoPro. He founded and sold 2 Silicon Valley startups in Finance and Network Monitoring: ClearStation and SiteRock. As the technical lead for horizontal support of AI/ML he's the 1st line of support for AWS Partners looking to develop or expand their use of these technologies across all markets including: Finance, Healthcare and Life Sciences, Public Services, Telecommunications, E-Commerce.



Keith Newman

Angel Investor

Keith is an entrepreneur and content creator with more than 20 years of experience building compelling business models and driving early-stage growth companies. He has held management roles with Nasdaq, ReCode, , IDG, CMP, OneChannel, PodTech, Aptimus. Newman started his career as a writer and editor and then launched an innovation hub for media and technology companies before turning his sites on consulting/advisory work and angel investing. He hosts a top 20 podcast called "The Look Back with Keith." He holds a BA from San Diego State University and completed graduate coursework at SJSU and Stanford University. For recreation, Newman enjoys golf, hiking, big wave riding and is still trying to eke out his first novel.

USE OF PROCEEDS

If the offering's maximum amount of $1,225,000 is raised:

Use	Value	% of Proceeds
Mngt Compensation	$300,000	24.5%
Short Term Debt	$400,000	32.7%
Paid Media Marketing	$340,000	27.8%
Expense Software Developmentame	$124,975	10.2%
Intermediary fees	$60,025	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Launch Cart, Inc.. This offering must raise at least $10,000 by January 12, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Launch Cart may issue additional securities to raise up to $1,225,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

13,194,933 shares
× $1.75 per share

$23,091,133 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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UPDATES

Nov 13, 2023 • Primary offering of 700,000 shares at $1.75

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